EXHIBIT 99.1
AZZ incorporated Reports Year-To-Date and Second Quarter Results of Fiscal - Year 2010

Contact:                   Dana Perry, Senior Vice President – Finance and CFO
              AZZ incorporated 817-810-0095
Internet:  www.azz.com

                        Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 25, 2008 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and six-month periods ended August 31, 2009. Revenues for the second quarter were $95.2 million compared to $103.3 million for the same quarter last year, a decrease of 7.8 percent. Net income for the second quarter was $11.1 million, or $0.89 per diluted share, compared to net income of $11.3 million, or $0.92 per share, in last year’s second quarter.

For the six-month period, the Company reported revenues of $190.6 million compared to $203.2 million for the comparable period last year, a decrease of 6.2 percent. Net income for the six months was $21.0 million, or $1.69 per share, compared to $21.4 million, or $1.74 per share in the comparable period of last year.

Backlog at the end of our second quarter ending August 31, 2009 was $139.4 million.  Backlog at the end of the second quarter of fiscal 2009 was $190.8 million and $174.8 million at February 28, 2009.  Incoming orders for the second quarter totaled $84.5 million while shipments totaled $95.2 million resulting in a book to ship ratio of 89 percent. For the first six months, orders totaled $155.2 million while shipments totaled $190.6 million, resulting in a year-to-date book to ship ratio of 81 percent.  Based upon current customer requested delivery dates and our planned production schedule, 65 percent of our backlog is expected to ship in the current fiscal year.  Of our $139.4 million backlog, 43 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment increased 7 percent to $55.6 million for the second quarter ending August 31, 2009, compared to $52 million in the previous year’s second quarter. Operating income for the second quarter ending August 31, 2009, was $12.1 million, compared to $9.8 million in the second quarter of last year, an increase of 23 percent. Operating margins were 22 percent for the second quarter of fiscal 2010.  For the first six months, revenues increased 7 percent to $111 million and operating income increased 28 percent to $22.6 million compared to $104 million and $17.7 million, respectively, for the first six months of the prior year. Operating margins for the first six months were 20 percent.

David H. Dingus, president and chief executive officer, commented, “The operating results for our Electrical and Industrial Products Segment continued at a very strong pace.  The increase in domestic and international quotation activity which we reported in the first quarter of fiscal 2010 has continued into the second quarter.  The primary increases have been in our power generation,

AZZ Second Quarter – Fiscal Year 2010
September 25, 2009

transmission and distribution markets.  While some of the increase can be attributed to the budgetary quotations of new projects that have yet to be released, it is still encouraging that overall project activity has increased.  The release of the orders for new and existing projects remains sluggish and we have not seen any decrease in the extended evaluation period we have witnessed for the past nine months.  We anticipate the slow and selective release of orders continuing into our third quarter.  While it is difficult to forecast timing of order releases in current market conditions, we would anticipate that it will be the first quarter of our fiscal 2011 before we start seeing a rebuilding of our backlog.  Our international quotations are strong and we did secure two significant international orders in the second quarter.”

Revenues for the Company’s Galvanizing Service Segment decreased 23 percent to $39.6 million for the second quarter ending August 31, 2009, compared to $51.3 million in the previous year’s comparable quarter. Operating income for this segment was $12.3 million, compared to $15.5 million in the same quarter last year, a decrease of 21 percent.  Operating margins for the second quarter ending August 31, 2009 were 31 percent.  For the first six months of fiscal 2010, revenues decreased 20 percent to $79.7 million, and operating income decreased 13 percent to $25.1 million, compared to $99.3 million and $28.8 million, respectively, for the first six months of the prior year.  Operating margins for the six month period was 31.5%. Volume of steel processed decreased 15 percent, while average selling price decreased 5 percent when compared to the same six months period in the prior year.

Mr. Dingus continued, “Demand for our galvanizing services continues to be below the record setting pace of last year.  Our continuing commitment to quality and service, close attention to all operating performance criteria and favorable cost of commodities, led to another outstanding margin performance quarter.  The strategic actions that we have taken in this segment over the past few years have broadened our customer base and geographic presence.  We believe this has and should continue to help us to offset some of the economic weakness in particular market areas.”

Mr. Dingus concluded, “As a company, we are extremely well positioned to take advantage of any improving market conditions.  We are looking for opportunities to better our positioning with new products and new markets, and the strength of our balance sheet with $72 million in cash should increase our chances for success in implementation of our Strategic Plans. Based upon the evaluation of information currently available to management, we are revising our previously issued guidance for fiscal year 2010. Our earnings are estimated to be within the range of $3.00 and $3.10 per diluted share and revenues to be within the range of $370 million to $380 million.  The previous estimates were for earnings to be within the range of $2.70 to $2.90 and revenues to be in the range of $370 million to $390 million.  Our estimates assume that we will not have any appreciable change in our current market conditions, competitive activity or significant delays or timing in the receipt of orders of our electrical and industrial products, and demand for our galvanizing services.”

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2010 at 11:00 a.m. ET on September 25, 2009.  Interested parties can access the call by dialing (800) 860-2442 or (412) 858-4600 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (877) 344-7529, or (412) 317-0088 (international) confirmation #434004, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ Second Quarter – Fiscal Year 2010
September 25, 2009

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Second Quarter – Fiscal Year 2010
September 25, 2009

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2009	August 31, 2008	August 31, 2009	August 31, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$95,157	$103,260	$190,649	$203,218
Costs and Expenses:
Cost of Sales	64,543	73,782	130,347	147,472
Selling, General and Administrative	11,389	11,372	23,513	21,229
Interest Expense	1,731	1,682	3,418	2,802
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(65)	(1,148)	(71)	(1,145)
Other (Income)	(300)	(579)	(381)	(1,063)
Other Expense
	$77,298	$85,109	156,826	$169,295

Income before income taxes	17,859	18,151	33,823	$33,923
Income Tax Expense	6,740	6,847	12,804	12,497
Net income	$11,119	$11,304	$21,019	$21,426
Net income per share
Basic	$0.91	$0.93	$1.72	$1.77
Diluted	$0.89	$0.92	$1.69	$1.74
Diluted average shares outstanding	12,475	12,345	12,442	12,317

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2009	August 31, 2008	August 31, 2009	August 31, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$55,568	$51,959	$110,954	$103,965
Galvanizing Services	39,589	51,301	79,695	99,253
	$95,157	$103,260	$190,649	$203,218

Segment Operating Income (a):
Electrical and Industrial Products	$12,094	$9,797	$22,606	$17,729
Galvanizing Services	12,303	15,478	25,096	28,836
Total Segment Operating Income	$24,397	$25,275	$47,702	$46,565

AZZ Second Quarter – Fiscal Year 2010
September 25, 2009

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2009	February 28, 2009
	(unaudited)	(audited)

Assets:
Current assets	$198,292	$182,023
Net property, plant and equipment	$91,111	$87,667
Other assets, net	$87,739	$85,025
Total assets	$377,142	$354,715

Liabilities and shareholders’ equity:
Current liabilities	$53,960	$58,371
Long term debt due after one year	$100,000	$100,000
Other liabilities	$10,619	$9,232
Shareholders’ equity	$212,563	$187,112
Total liabilities and shareholders’ equity	$377,142	$354,715

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2009		August 31, 2008
	(unaudited)		(unaudited)

Net cash provided by (used in) operating activities		$36,900	$12,593
Net cash provided by (used in) investing activities	$	(14,312)	$(102,364)
Net cash provided by (used in) financing activities		$1,809	$100,103
Effect of exchange rate changes on cash	$	(3)	$ (42)
Net increase (decrease) in cash and cash equivalents		$24,394	$10,290
Cash and cash equivalents at beginning of period		$47,558	$2,227
Cash and cash equivalents at end of period		$71,952	$12,517

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